EXHIBIT 10.11



                              CONSULTING AGREEMENT


This Agreement is made effective as of March 29, 2005, by and between Aventura Makeover Corporation of 19495 Biscayne Boulevard, Suite 403, Aventura Florida 33180 and ____________________, DO of ___________________________________,
________, FL ______ In this Agreement, the party who is contracting to receive services shall be referred to as "AMC", and the party who will be providing the services shall be referred to as "Doctor".

Doctor has experience in Cosmetic Surgery and in the administration of non invasive aesthetic treatments and is willing to provide services to AMC based on this background. AMC desires to have services provided by Doctor. The parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning immediately at the request of AMC, Doctor agrees to provide the following services (collectively, the Services"):

a) Administer or oversee medically compliant injections to clients of AMC at a location to be determined by AMC and agreed upon by Doctor. Injections will be for the purpose of aesthetic, appearance improvement and will consist of injections commonly used for these purposes and approved by Doctor.
b) As scheduled in advance, consult with clients of AMC for purposes of determining optimal treatment programs for the client. These treatments may include non invasive procedures.
c) AMC will provide the materials used for injections administered or supervised by Doctor under this agreement.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Doctor shall be mutually determined and agreed to between the parties. It is agreed that Doctor will be available to AMC on Friday of each week, and will be provided not less than 5 days notice of the schedule to provide services to AMC clients. AMC will rely on Doctor to work the hours reasonably necessary to fulfill Doctor's obligations under this Agreement, but in no event will these hours exceed 8 hours of work per scheduled day.

3.  COMPENSATION.
     a.   AMC will make payment to Doctor based on the following:
          i.   For each day worked, Doctor will be paid $1,200.
          iii. Any payments made under this agreement will be made on a 1099 basis and Doctor acknowledges he will not work in the capacity of an employee of AMC for any purpose.
          iv. Payment for days worked will be paid on the 15th and 30th of each month in which the days are worked.
     b. Accounting. AMC shall maintain records in sufficient detail for purposes of determining the amount of the compensation owed Doctor. AMC shall provide to Doctor a written accounting that sets forth the manner in which the compensation payment was calculated.



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     c.   Right to Inspect.  Doctor or Doctor's  agent,  shall have the right to inspect AMC's records for the limited purpose of verifying the calculation of the compensation payments, subject to such restrictions as AMC may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by AMC.

4. TERM/TERMINATION. This Agreement shall be effective for a period of three (3) months and shall automatically renew for successive terms of the same duration, unless either party provides thirty (30) days written notice to the other party prior to the termination of the applicable initial term or renewal term.

5. RELATIONSHIP OF PARTIES. It is understood by the parties that Doctor is an independent contractor with respect to AMC, and not an employee of AMC. AMC will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Doctor.

6. DISCLOSURE. Doctor is required to disclose any outside activities or interests relative to and including ownership or participation in the development of prior service delivery or medical delivery operations that conflict or may conflict with the best interests of AMC. It is understood between the parties that Mr. AG may continue providing services in practice prior to signing this Agreement with AMC. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

     -    a service or product line of AMC,
     -    any activity that Doctor may be involved with on behalf of AMC

7. INDEMNIFICATION. Doctor agrees to indemnify and hold harmless AMC from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against AMC that result from the acts or omissions of Dr. JG, Doctor's employees, if any, and Doctor's agents. Doctor represents and warrants that appropriate and legally required malpractice insurances will be maintained and current in all regards. These insurances are those required by Federal, State and County authorities. AMC agrees to indemnify and hold harmless Doctor from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Doctor that result from the acts or omissions of AMC. AMC employees, if any, and AMC's agents.

8. ASSIGNMENT. Doctor's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of AMC.

9. RETURN OF RECORDS. Upon termination of this Agreement, Doctor shall deliver all records, notes, data, memoranda and equipment of any nature that are in Doctor's possession or under Doctor's control and that are AMC's property or relate to AMC's business or clients, except as required by law.






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11. NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

      IF for AMC:

           Aventura Makeover Corporation
           Randy Baker
           19495 Biscayne Boulevard
           Suite 403
           Aventura, FL  33180

      IF for Doctor:




Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

Party receiving services:
Aventura Makeover Corporation


By:   ____________________________________________________
      Randy L. Baker
      President


Party providing services:




By:   ____________________________________________________
      Consultant
      _______________, DO




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